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                                                                    EXHIBIT 99.1



NEWS BULLETIN
FROM:
                                                           907 WEST FIFTH STREET
[DT INDUSTRIES SYSTEMS FOR SUCCESS LOGO]                       DAYTON, OH  45407

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FOR FURTHER INFORMATION:
AT THE COMPANY:                             AT FINANCIAL RELATIONS BOARD
JOHN M. CASPER                              LISA FORTUNA
CHIEF FINANCIAL OFFICER                     LFORTUNA@FINANCIALRELATIONSBOARD.COM
(937) 586-5600                              (312) 266-7800


FOR IMMEDIATE RELEASE
MONDAY, JANUARY 5, 2004

           DT INDUSTRIES ANNOUNCES DEFAULT TO SENIOR CREDIT FACILITY; ENTERS INTO AGREEMENT TO SELL CONVERTING TECHNOLOGIES DIVISION


DAYTON, OH, JANUARY 5, 2004 -- DT INDUSTRIES, INC. (NASDAQ: DTII), a designer, manufacturer and integrator of automation systems and related equipment used to manufacture, assemble, test or package industrial and consumer products, announced today that it failed to make mandatory principal prepayments in the aggregate amount of approximately $2.7 million due on December 31, 2003 and is therefore in default under its senior credit facility. The company is in negotiations on a forbearance agreement with its senior lenders.

The company also announced that it has entered into an agreement to sell its Converting Technologies division. The company expects the transaction to close by January 16, 2004. Net proceeds from the transaction will be used to reduce debt and satisfy the payment obligations described above.

This press release includes a forward-looking statement about when the company expects to close the sale of its Converting Technologies division, which is made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Our ability to close such transaction could be adversely affected by various risks, uncertainties and other factors, including our ability to satisfy closing conditions and delays in closing the pending sale of the Converting Technologies division.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

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